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Exhibit 23(d-7)

                                 FIFTH ADDENDUM

     WHEREAS, Pacific Capital Funds, a Massachusetts business trust (the "Trust") and Hawaiian Trust Company, Ltd., a state-chartered trust company, entered into an Investment Advisory Agreement dated October 29, 1993; and

     WHEREAS, such Agreement has heretofore been amended by such parties and by Bank of Hawaii, the successor by merger to Hawaiian Trust Company, Ltd. (the "Investment Adviser"); and

     WHEREAS, the parties wish to further amend such Agreement in certain respects;

     NOW, THEREFORE, the portion of Schedule A to the Investment Advisory Agreement regarding the compensation payable with respect to the Pacific Capital Small Cap Fund series of the Trust is hereby amended to read in full as follows:

          The Investment Adviser has retained Nicholas-Applegate Capital Management ("Nicholas-Applegate") and Wellington Management Company, LLP ("Wellington") as sub-advisers to manage various portions of the Small Cap Fund series of the Trust (the "Small Cap Fund"). The Small Cap Fund will pay sub-advisory fees at different rates for the portion of the Small Cap Fund managed by Nicholas-Applegate pursuant to its "small cap value" style (the "Value Sub-Account"), the portion of the Small Cap Fund managed by Nicholas-Applegate pursuant to its "systematic small cap" style (the "Systematic Sub-Account"), and the portion of the Small Cap Fund managed by Wellington (the "Wellington Sub-Account"). The compensation payable to the Investment Adviser with respect to the Small Cap Fund shall be (i) fifty one-hundredths of one percent (0.50%) of the average daily net assets of the Value Sub-Account, (ii) forty one-hundredths of one percent (0.40%) of the average daily net assets of the Systematic Sub-Account, and forty one-hundredths of one percent (0.40%) of the average daily net assets of the Wellington Sub-Account.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date set forth above.

Dated: June 15, 2006

PACIFIC CAPITAL FUNDS                   BANK OF HAWAII
                                        through its Asset Management Group


By: /s/ William P. Henry, Jr.               By: /s/ Jordan T. Ige
    ---------------------------------           --------------------------------
Name:   William P. Henry, Jr.               Name:   Jordan T. Ige
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Title:  President                           Title:  Senior Vice President
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